UNITED STATES
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SCHEDULE 14A
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ACUITY BRANDS, INC.
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Acuity Brands, Inc.
Annual Meeting of Stockholders

January 4, 2019

Supplemental Information Regarding Proposal 3 -
Advisory Vote to Approve Named Executive Officer Compensation

Acuity Brands, Inc. (“Acuity Brands” or the “Company”) is providing the additional information below to further clarify specific elements of the Company’s 2018 executive compensation programs that pertain to Proposal 3 - Advisory Vote to Approve Named Executive Officer Compensation to be voted upon at the Company’s Annual Meeting of Stockholders to be held on January 4, 2019 (the “Annual Meeting”). This supplemental information should be read in conjunction with discussions titled “Compensation Discussion and Analysis” in the proxy statement for the Annual Meeting, as filed with the Securities and Exchange on November 19, 2018 (the “Proxy Statement”).

This supplement provides additional information relating to (1) the grant of cash awards to two of our named executive officers (“NEOs)” (but not the CEO) and the grant of equity awards to all the Company’s currently employed NEOs for 2018 and (2) the Company’s use of a one-year performance period for its annual equity incentive program.

Cash and Equity Awards

Acuity Brands has a strong pay-for-performance compensation philosophy. The philosophy of the Company’s annual cash incentive plan has typically been to measure the quantity of earnings, the quality of earnings and the amount of cash flow generated from operations. Therefore, the plan design includes three measurement criteria: earnings per share (“EPS”), operating profit margin, and cash flow. As described on pages 34 through 36 of the Proxy Statement, the plan design is primarily based on period-over-period improvement in each metric with an individual performance factor. At the beginning of each year, the Company establishes appropriate performance targets with respect to these criteria, using a combination of historical industry benchmarks, including the S&P 500, to target various levels of performance, including 50th, 75th and 95th percentile performance generally over a longer-term period (5, 7 and 10 years) for expected target results. The starting point is typically prior-year performance for each of these three metrics.

Over the last two years, the lighting industry, the Company’s primary market, has experienced significant headwinds including deflationary pricing conditions, rising costs and intense competition, primarily from offshore competitors, many seemingly subsidized by local governments. Nonetheless, the Company achieved a high level of financial performance. In 2018, the Company was a strong performer compared to its peers with respect to various financial measures, including annual return on invested capital, annual return on equity, and annual return on assets. Many of the companies in the peer group described in the Proxy Statement for purposes of benchmarking performance and compensation do not participate in the lighting industry, or only a relatively small portion of their overall business participates in the lighting industry. Nonetheless, Acuity Brands’ performance ranked at the top quartile compared to its peers over the past three years in terms of earnings per share growth, return on invested capital, and return on assets, and ranked in the second quartile with respect to both return on equity and growth in earnings before interest, depreciation, taxes and amortization.

Despite the Company’s strong financial performance during 2018 relative to its peer group, the threshold levels of performance for each of the three criteria contained in the Company’s annual cash incentive plan were not achieved. Accordingly, in compliance with the terms of the annual cash incentive plan, the Compensation Committee of the Company’s Board of Directors did not award annual cash bonuses under the plan to any of its NEOs. As noted in the Proxy Statement, this was the second consecutive year that no bonuses were awarded to NEOs under the Company’s annual cash incentive plan.

In 2018, the Compensation Committee considered the significance of the financial and strategic accomplishments of the Company and the importance of motivating and retaining the top management team as its highest priority. Strategic accomplishments in 2018 included: the successful acquisition and integration of two businesses, Lucid Design Group and IOTA Engineering; the expansion of the Contractor Select portfolio to more profitably compete in the market segment for basic, lesser-featured luminaires; and meaningful growth in the portfolio and sales of our Atrius IoT-enabled solutions. In furtherance of these priorities, and based on consideration of the Company’s strong 2018 financial performance and the individual contributions and strong leadership of the NEOs in a difficult market, the Compensation Committee exercised judgment and determined to award cash bonuses to two NEOs (but not the CEO) and long-term equity incentive grants to each of the three NEOs. In determining whether to make these awards, the Compensation Committee considered the fact that, even with the grant of the equity incentive award, the Company’s CEO received total compensation of $2,456,355 for 2018 which is well below the 25th percentile of the CEOs in the Company’s peer group and represents a 68 percent reduction from his 2017 total compensation and an 84% reduction compared to his 2016 total compensation.

Performance Period for Equity Incentive Awards

The Company uses what it considers to be a rigorous and objective approach to granting annual equity incentive awards under the Company’s long-term incentive plan. The operating tenets of the long-term equity incentive approach are designed to more closely align the interests of the NEOs to those of the Company’s stockholders. As described in the Proxy Statement, a pool of equity available for annual equity grants to all eligible employees, including the NEOs, is typically only created after the achievement of established performance criteria that are set at the beginning of each year. The performance criteria has typically been a single financial metric and has historically been the annual improvement in EPS. Individual awards to participants, including NEOs, are then subject to the application of a personal performance factor to reflect an individual’s annual performance. Once restricted shares and stock options are actually granted, they are subject to subsequent vesting periods. Thus, while the Company uses a one-year measurement period to establish the size and form of annual equity awards to be granted to NEOs if earned based on Company performance, the value of restricted shares and stock options are subject to a subsequent multi-year vesting requirement. Restricted stock generally vests over a four-year period; stock options generally vest over a three-year period. Therefore, at any given time, the executive has considerable equity value which is directly tied to the stock price performance of Acuity Brands, just like all other stockholders.

Acuity Brand’s typical practice of adding a one-year measurement period on the front end is a plan design feature that the Compensation Committee has historically used to link the Company’s short-term and long-term compensation programs. As noted above, the Compensation Committee’s decision to grant equity awards in 2018 was to recognize the overall performance of the Company, particularly given prevailing market conditions in the lighting industry and the individual performance of the NEOs. The decision was also driven by the need to retain and further align the interests of the NEOs with stockholders. While the approach used in fiscal 2018 differed from prior years, the Company believes the Compensation Committee’s and Board’s actions were appropriate.

Consideration of Stockholder Feedback in Future Compensation Program Design

Acuity Brands is committed to the execution of its pay for performance philosophy with well-designed incentive compensation plans. Going forward, the Company is committed to revising the annual cash and equity incentive plans to address the performance measurement issues described above. These revisions will be made under the direction of the Board’s Compensation Committee. We intend to engage with our stockholders to solicit feedback on these revisions. Revisions to the compensation plans under consideration will not change the rigor of the plan’s performance measures, but may include additional criteria to reflect returns based on the assets deployed and managed by the Company.

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